As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-299190

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VCI GLOBAL LIMITED
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	6719	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 33.03 of Level 33, Menara Exchange 106

Lingkaran TRX, Tun Razak Exchange,
55188 Kuala Lumpur, Malaysia
+603 3217 9898

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas 26th Floor

New York, New York 10036
Telephone: (212) 930-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Ross Carmel, Esq.

Jeffrey Wofford, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas 26th Floor

New York, New York 10036
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 2, 2026

PRELIMINARY PROSPECTUS

VCI Global Limited

(Incorporated in the British Virgin Islands)

Up to 102,142,986 Ordinary Shares

This prospectus relates to the resale by Hudson Global Ventures, LLC (“Hudson”), or its permitted assigns, Dune Equity Holdings LLC (“Dune”), or its permitted assigns, and FirstFire Global Opportunities Fund LLC (“FirstFire”), or its permitted assigns (collectively, the “Selling Shareholders” and, individually, a “Selling Shareholder”), of up to an aggregate of 102,142,986 Ordinary Shares, no par value (“Ordinary Shares”), of VCI Global Limited, a British Virgin Islands corporation (the “Company”). The 102,142,986 Ordinary Shares (the Selling Shareholders Shares”) registered under the registration statement of which this prospectus forms a part (the “Registration Statement”) consist of (i) up to 100,000,000 Ordinary Shares (the “ELOC Purchase Shares”) that may be issued and sold to Hudson from time to time pursuant to the Equity Purchase Agreement (the “EPA”) dated September 23, 2026 between the Company and Hudson; (ii) up to 65,104 Ordinary Shares (the “ELOC Warrant Shares”) issuable upon exercise of warrants (the “ELOC Warrant”) issued to Hudson in connection with the execution of the EPA; (iii) up to 893,971 Ordinary Shares (the “Dune Conversion Shares”) issuable upon conversion of the secured convertible promissory note issued to Dune (the “Dune Note”) pursuant to the Securities Purchase Agreement dated September 23, 2026 between the Company and Dune (the “Dune SPA”); (iv) up to 893,971 Ordinary Shares (the “FirstFire Conversion Shares” and together with the Dune Conversion Shares, the “Conversion Shares”) issuable upon conversion of the secured convertible promissory note issued to FirstFire (the “First Fire Note” and together with the Dune Note, the “Notes”) pursuant to the Securities Purchase Agreement dated September 23, 2026 between the Company and FirstFire (the “FirstFire SPA” and together with Dune SPA, the “SPAs”) (v) up to 192,920 Ordinary Shares (the “Dune Warrant Shares”) issuable upon exercise of warrants (the “Dune Warrant”) issued to Dune pursuant to the Dune SPA; (vi) up to 95,020 Ordinary Shares (the “FirstFire Warrant Shares” and together with the Dune Warrant Shares, the “PIPE Warrant Shares”) issuable to FirstFire upon exercise of warrants (the “FirstFire Warrant” and together with the Dune Warrant, the “PIPE Warrants”) issued to FirstFire pursuant to the FirstFire SPA; (vii) 1,000 Ordinary Shares (the “Dune Commitment Shares”) issued to Dune as commitment fee for entering into the Dune SPA and (viii) 1,000 Ordinary Shares (the “FirstFire Commitment Shares”) issued to FirstFire as a commitment fee for entering into the FirstFire SPA (the “FirstFire Commitment Shares” and together with the Dune Commitment Shares, the “Commitment Shares”). The ELOC Warrant is a five year warrant with an exercise price of $0.18 per share. The PIPE Warrants are five year warrants with an initial exercise price of $36.00 per share (subject to a cashless exercise option) and are subject to adjustment for certain issuances of securities by the Company as described under “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions.”

Except for the ELOC Purchase Shares, all share numbers and per share exercise prices set forth in this prospectus give retroactive effect to the 1-for-18 reverse stock split of our Ordinary Shares effected on November 2, 2026 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every eighteen (18) Ordinary Shares issued and outstanding were combined into one (1) Ordinary Share, the number of Ordinary Shares issuable upon exercise of the ELOC Warrant and the PIPE Warrants was divided by eighteen (18), and the exercise price of each such warrant was multiplied by eighteen (18). Because Hudson’s commitment under the EPA is denominated in dollars and the ELOC Purchase Price is based on the market price of our Ordinary Shares, the number of ELOC Purchase Shares registered hereby has not been adjusted for the Reverse Stock Split.

See “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions” for a description of the EPA, the related Registration Rights Agreement, the ELOC Warrant, the SPAs, the Notes, the PIPE Warrants and the Security Agreement, and “Selling Shareholders” for additional information regarding the Selling Shareholders.

The prices at which the Selling Shareholders may resell the Selling Shareholder Shares will be determined by prevailing market prices or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any proceeds from the resale of Selling Shareholder Shares by any Selling Shareholder. However, we may receive up to $125 million and $11,718.75 in proceeds from Hudson in connection with the sale of Ordinary Shares under the EPA and the exercise of the ELOC Warrant, respectively, and up to $1.7 million in aggregate proceeds from Dune and FirstFire in connection with cash exercises of the PIPE Warrants. We will not receive any proceeds from the issuance of the Conversion Shares or the Commitment Shares. We provide more information about how the Selling Shareholders may sell their Ordinary Shares in the section of this prospectus entitled “Plan of Distribution.” You should read this prospectus and any additional prospectus supplement or amendment carefully before you invest in our securities.

Hudson is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Dune and FirstFire may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Shareholders will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Selling Shareholder Shares, including legal and accounting fees. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VCIG.” On October 30, 2026, the last reported sale price of our Ordinary Shares on Nasdaq was $3.04 per share.

You should read this prospectus, together with additional information described under the headings “Risk Factors” and “Where You Can Find More Information” carefully before you invest in any of our securities.

This offering will terminate on the earlier of (i) the date when all of the securities registered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the date on which all of such securities may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, unless we terminate it earlier.

Investing in our securities involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 12 to read about factors you should consider before buying our securities.

We are an “emerging growth company” as defined under the federal securities laws and may elect to comply with reduced public company reporting requirements. Please read “Implications of Our Being an Emerging Growth Company” beginning on page 8 of this prospectus for more information.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. Please read “Foreign Private Issuer Status” beginning on page 9 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the resale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any resale of our ordinary shares.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: Neither we nor the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management’s estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that others use in their business. All rights to such trademarks are the property of their respective holders.

Throughout this prospectus, unless otherwise designated or the context suggests otherwise

●	all references to the “Company,” the “registrant,” “VCI,” “VCI Global,” “we,” “our,” or “us” in this prospectus mean VCI Global Limited, a BVI business company;

●	all references to the “British Virgin Islands” and “BVI” in this prospectus mean the British Overseas Territory officially known as the Virgin Islands or the Territory of the British Virgin Islands;

●	“year” or “fiscal year” mean the year ending December 31st;

●	our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them; and

●	unless otherwise noted: (i) all industry and market data in this prospectus is presented in U.S. dollars, (ii) all financial and other data related to VCI in this prospectus is presented in U.S. dollars, (iii) all references to “$” or “USD” in this prospectus (other than in our financial statements) refer to U.S. dollars, (iv) all references to “RM” in this prospectus refer to Malaysian Ringgits, and (v) all information in this prospectus assumes the issuance and resale of the maximum number of Ordinary Shares available in this offering.

●	all Ordinary Share numbers and Ordinary Share prices take into account the Company’s 1:18 Reverse Stock Split that occurred on November 2, 2026.

While we maintain our books and records in U.S. dollars, the presentation currency for our financial statements and also our functional currency, as a holding company, our material assets are our direct equity interests in our subsidiaries, and we are therefore dependent upon the results of operations of our subsidiaries, which are denominated primarily in the Malaysian Ringgit (RM), and as such our consolidated results of operations may be affected by changes in the local exchange rates to the U.S. dollar.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including in particular the section entitled “Risk Factors,” in this prospectus, Item 4, “Information on the Company”; Item 5, “Operating and Financial Review and Prospects”; Item 6, “Directors, Senior Management and Employees”; Item 7, “Major Shareholders and Related Party Transactions”; and Item 8, “Financial Information” in our Annual Report on Form 20-F for the year ended December 31, 2025, the other sections of the documents incorporated by reference in this prospectus and the financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in our securities.

The Selling Shareholders named in this prospectus may resell, from time to time, in one or more offerings, the Selling Shareholder Shares. Information about the Selling Shareholders may change over time. When the Selling Shareholders sell the Selling Shareholder Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the Selling Shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the Selling Shareholders seeking an offer to buy, the Selling Shareholder Shares in any jurisdiction where the resale is not permitted. No resales of any of the Selling Shareholder Shares are to be made in any jurisdiction in which such a resale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any resales of the Selling Shareholder Shares offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any resale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any resale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Before purchasing any securities, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the headings, “Where You can Find Additional Information” and “Incorporation of Documents by Reference,” on pages 25 and 26, respectively, of this prospectus.

Overview

We are a multi-disciplinary consulting group (together with our subsidiaries, the “Group”) with key advisory practices in the areas of business and technology. Each of our segments and practices is staffed with consultants recognized for their wealth of knowledge and established track records of delivering impact. With our core group of experts experienced in corporate finance, capital markets, legal, and investor relations, we illuminate our clients’ paths to success by helping them foresee impending challenges and identify business opportunities. We leverage our in-depth expertise to assist clients in creating value by providing profitable business ideas, customizing bold strategic options, offering sector intelligence, and equipping clients with cost-saving solutions for lasting growth.

Since our inception in 2013, we have been delivering our services to companies ranging from small-medium enterprises and government-linked agencies to publicly traded conglomerates across a broad array of industries. Our business operates in Malaysia, with clients predominantly from Malaysia, and some engagements with clients from China, Singapore, and the United States.

We have segregated our services in the following segments:

Business Strategy Segment

  Technology Consultancy Services & Solutions

Our technology consultancy services and solutions keep our clients ahead of major technology and industry trends. This includes cyber security solutions, artificial intelligence solutions, fintech solutions, digital transformation and enterprise solution development, empowering businesses to secure their infrastructure, optimize operations, and drive growth in a rapidly evolving digital landscape.

We harness the transformative power of technology to propel companies to new heights. Recognizing the growing global significance of data analytics and digital transformation in enhancing existing business models, we have established relationships with technology experts to provide the following services:

1. Cybersecurity Solutions (Cybersecurity as a Services)

In a world of increasing cyber threats, we offer a comprehensive approach to cybersecurity that protects your business from potential risks. Our offerings include:

●	Managed Security Services: Continuous monitoring, rapid threat detection, and incident response to safeguard your digital infrastructure against advanced cyberattacks.

●	Risk & Compliance Management: Strategic consulting to help businesses adhere to regulatory standards such as GDPR, PDPA, and other industry-specific requirements, ensuring compliance and minimizing operational risks.

●	Endpoint Protection & Network Security: Multi-layered defenses, including firewalls, intrusion detection systems (IDS), and endpoint protection, designed to secure networks and prevent data breaches.

2. Artificial Intelligence Solutions (AI as a Service)

We empower organizations to unlock the power of artificial intelligence to enhance decision-making and streamline operations. Our services include:

●	Custom AI Model Development: Tailored AI solutions to address specific business challenges, ranging from predictive analytics to intelligent automation.

●	AI Infrastructure & Cloud Integration: Scalable AI infrastructure that integrates seamlessly with cloud platforms, delivering powerful, flexible AI capabilities.

●	AI Model Training & Optimization: Expert training and optimization of machine learning models to ensure peak performance and the ability to scale as business needs evolve.

●	Natural Language Processing (NLP): Advanced NLP solutions to enhance customer interactions, automate workflows, and extract actionable insights from unstructured data.

3. Fintech Solutions

Our fintech solutions are designed to enhance financial services by improving processes and ensuring seamless operations. Key offerings include:

●	Advanced Loan Management System: A complete solution to manage the entire loan lifecycle, automating processes from loan origination to repayment, reducing overheads, and improving operational efficiency.

●	Loan Risk Assessment & Credit Scoring: AI-driven tools for credit scoring and risk assessment, ensuring accurate and data-driven lending decisions.

●	Compliance & Regulatory Reporting: Automation of compliance processes to meet both local and global regulatory requirements, ensuring transparency and reducing risks.

●	Digital Loan Processing: A fully digital loan application, approval, and servicing system that enhances the customer experience and simplifies loan management.

4. Digital Transformation & Enterprise Solution Development

We help businesses navigate the complexities of digital transformation by providing tailored solutions that enhance efficiency and drive innovation. Our combined Digital Transformation and Enterprise Solution Development services include:

●	Digital Strategy Development: We work with businesses to develop a comprehensive digital strategy that aligns with their goals and enhances overall business performance.

●	Custom Software Development: Tailored enterprise applications designed to streamline business operations, improve productivity, and provide a seamless user experience.

●	Systems Integration: Integration of diverse enterprise systems to ensure smooth data flow and interoperability between various platforms, increasing operational efficiency.

●	Cloud Transformation & Infrastructure: Expertise in migrating to cloud environments, optimizing cloud infrastructure for scalability, security, and performance, while minimizing disruptions during the transition.

●	Business Process Automation (BPA): Implementing intelligent workflows and robotic process automation (RPA) to automate repetitive tasks, reduce costs, and increase business agility.

●	ERP & CRM Solutions: Development and implementation of custom ERP and CRM systems to streamline business operations, improve resource planning, and enhance customer engagement.

●	Legacy System Modernization: Upgrading and modernizing outdated legacy systems to ensure they meet modern business needs, enhancing security, performance, and scalability.

Recent Developments

Hudson Global Ventures ELOC Transaction. On September 23, 2026, the Company entered into the EPA with Hudson, pursuant to which the Company may, in its discretion, require Hudson to purchase up to $125 million of the Company’s Ordinary Shares during a 36-month commitment period, subject to the conditions and limitations described under “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions.” On September 23, 2026, the Company also entered into a related Registration Rights Agreement with Hudson (the “Registration Rights Agreement”) and issued the ELOC Warrant. See “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions.”

Dune Equity Holdings Transaction. On September 23, 2026, the Company entered into the Dune SPA with Dune pursuant to which the Company issued a secured convertible promissory note with up to $850,000 of principal, a purchase price of up to $775,000 reflecting an original issue discount of up to $75,000, and a one-time 12% interest charge of up to $102,000. The Dune Note is funded in three tranches, each with a purchase price of $258,333.34 and a principal amount of $283,333.34, and an interest charge of $34,000, a 12-month maturity. Dune will also withhold $25,416.66 from the purchase price from the first two tranches of the Dune Note for the payment of legal fees and broker fees and $12,916.66 from the third tranche for the payment of broker fees. Pursuant to the Dune SPA, the Company issued to Dune the Dune Warrant and the Dune Commitment Shares. The Dune Note is pari passu with the FirstFire Note. See “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions.”

FirstFire Global Opportunities Fund LLC Transaction. On September 23, 2026, the Company entered into the FirstFire SPA with FirstFire pursuant to which the Company issued a secured convertible promissory note on terms identical to the Dune Note. FirstFire will also withhold $25,416.66 from the purchase price from the first two tranches of the FirstFire Note for the payment of legal fees and broker fees and $12,916.66 from the third tranche for the payment of broker fees. Pursuant to the FirstFire SPA, the Company issued to FirstFire the FirstFire Warrant and the FirstFire Commitment Shares. The FirstFire Note is pari passu with the Dune Note. See “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions.”

Business Separation. On August 17, 2026, the Company entered into a Business Separation Agreement (the “Separation Agreement”) with V Gallant Limited (“V Gallant”), a Company Limited by shares incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of the Company. The Separation Agreement provides for the separation of the Company’s technology related consulting and product businesses in the areas of artificial intelligence (AI), cybersecurity, robotics, cloud storage, and hardware and software technology (the “Technology Related Business”) from the Company’s other businesses. Pursuant to the Separation Agreement, the Company has agreed to provide certain transition services to V Gallant, including HR and administrative services, finance services, and legal services, for a period of one (1) year following the closing (the “Transition Period”). The shared service costs for such transition services are set forth in Exhibit 1.01 to the Separation Agreement and are intended to reflect the Company’s historic cost allocation for providing such services. The Separation Agreement also contains mutual non-competition and non-solicitation covenants for a period of five (5) years from the closing date. Under these covenants, neither the Company nor V Gallant (or their respective affiliates) may compete with, or solicit employees of, the other party during the non-competition period, subject to certain customary exceptions. The NVIDIA-powered AI GPU Computing Center is operated by V Gallant Sdn Bhd, a wholly-owned subsidiary of V Gallant, and is part of the Technology Related Business being separated under the Separation Agreement. Following the separation, the center will be owned and operated by V Gallant and not by us. Following the separation, we will hold approximately 34% of V Gallant, and we will continue to consolidate its financial results, presenting the 66% held by others as non-controlling interest. V Gallant’s activities, including the GPU computing center, VGAIN Cloud, VGAIN Compute and its pending initial public offering, affect us through the value of our retained interest in V Gallant and through V Gallant’s consolidated results.

Settlement Agreement with Esousa Group Holdings, LLC. On June 23, 2026, the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida entered an order approving the fairness of the terms and conditions of the settlement between us and Esousa Group Holdings (“Esousa”), LLC pursuant to a Settlement Agreement and Stipulation dated June 9, 2026. The Company disputed and denied liability and entered into the settlement to avoid the uncertainty and expense of continued litigation; the settlement did not constitute an admission of liability or wrongdoing. Pursuant to the settlement and order, the Company agreed to issue ordinary shares, pre-funded warrants and common warrants, together with the ordinary shares underlying those warrants, in exchange for the surrender of the original warrants held by Esousa.

Reverse Stock Splits.

On February 27, 2026, the Company effectuated a 1-for-60 reverse stock split.

On August 24, 2026 the Company effectuated a 1-for-15 reverse stock split of its Ordinary Shares.

On November 2, 2026, the Company effectuated a 1-for-18 Reverse Stock Split under the Company’s existing trading symbol “VCIG” with the new CUSIP number G98218137. The Reverse Stock Split reduced the number of Ordinary Shares issued and outstanding from approximately 9,639,594 to 535, 619. No fractional shares were issued in connection with the Reverse Stock Split. Fractional shares were rounded up to the next nearest number at the participant level. Vstock Transfer, LLC will provide instructions to any shareholder with physical stock certificates regarding the process for exchanging their certificates for split-adjusted shares in “book-entry form.” Shares held by shareholders through a broker will have their accounts automatically credited by their brokerage firm, bank, or other nominee, as will any shareholder who held their shares in book-entry form at Vstock Transfer, LLC.

These reverse stock splits described above were primarily effected to maintain compliance with Nasdaq’s minimum bid price requirement and to strategically position the Company for a potential landmark institutional transaction.

Change of Auditor. On May 19, 2026, the Company dismissed WWC, P.C. and appointed SFAI Malaysia PLT (PCAOB ID No. 7167) as its independent registered public accounting firm, effective on the same day. The change was approved by the audit committee and was not the result of any disagreement with WWC regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Subsidiary Disposals. During 2025, the Company completed disposals of several non-core subsidiaries as part of a corporate restructuring and strategic realignment, including Imej Jiwa Communications Sdn. Bhd., interests transferred to VHKL Private Capital Limited, and interests in V Capital Consulting Limited, VCI Energy Limited, V Capital Real Estate Limited and the Credilab Group. The disposals were intended to allow the Group to focus resources on its core AI, technology infrastructure and real-world asset consultancy initiatives. The consideration of US$33,975,000 for the sale of our entire equity interest in V Capital Consulting Group (“VCCG”) to VHKL, an entity owned and controlled by our Chairman and Chief Executive Officer, is payable in cash and/or through the issuance or transfer of “shares listed on a major stock exchange” or a combination of both. The phrase “shares listed on a major stock exchange” does not refer to the stock of any particular company. As of the date of this prospectus, neither we nor VHKL has identified any specific issuer, and no shares have been designated, delivered or agreed upon. The phrase is intended to carry its ordinary meaning: ordinary shares of a company that are listed and freely tradable on a recognized national securities exchange, including but not limited to the New York Stock Exchange, Nasdaq, the Stock Exchange of Hong Kong and the London Stock Exchange. Under a supplemental agreement dated August 1, 2026, monthly cash payments of US$500,000 begin only after VCCG completes its initial public offering, and if the initial public offering does not occur the full amount is due on December 15, 2028. See “Risk Factors—Risks Related to Our Business—We may not receive, or may be delayed in receiving, the US$33,975,000 owed to us for the sale of VCCG, and we have limited recourse if VHKL does not pay.”

Convertible Note and ELOC Offering with Alumni Capital. On August 13, 2025, the Company entered into a securities purchase agreement with Alumni Capital LP for an offering of convertible notes and an equity line of credit. The ELOC and related transaction were mutually terminated on December 11, 2025.

Securities Purchase Agreements with Esousa Group Holdings LLC. On January 20, 2026 and March 6, 2026, the Company entered into securities purchase agreements with institutional investors for offerings of Ordinary Shares, pre-funded warrants and common warrants in three tranches of $5 million each. The initial closings occurred on January 21, 2026 and March 6, 2026, respectively.

Subscription Agreements with Victor Hoo. On May 20, 2026, the Company entered into a private subscription agreement with Victor Hoo Voon Him for 4,445 Ordinary Shares at $202.50 per share (representing 1,200,000 Ordinary Shares at $0.75 per share before giving retroactive effect to the 1-for-15 and 1-for-18 reverse share splits) for aggregate consideration of $900,000. On May 26, 2026, the Company entered into a second private subscription agreement with Mr. Hoo for 2,423 Ordinary Shares at $359.10 per share (representing 654,135 Ordinary Shares at $1.33 per share before giving retroactive effect to the 1-for-15 and 1-for-18 reverse share splits) for aggregate consideration of $870,000. On Sep 30, 2026, the Company entered into a third private subscription agreement with Mr. Hoo for 193,349 Ordinary Shares at $1.62 per share (before giving retroactive effect to the 1-for-18 reverse share splits) for aggregate consideration of $313,226.

Share Sale Agreement for PT Fine Carbon Credit Indonesia. On June 2, 2026, V Gallant Limited entered into a definitive share sale agreement to acquire 14,000 ordinary shares of PT Fine Carbon Credit Indonesia (“FCCI”) from Hong Kong Fine Technology Co., Limited (the “Vendor”), representing 70% of FCCI’s issued and paid-up share capital. On June 17, 2026, the parties amended the agreement so that the consideration is satisfied by the issuance of 75,000,000 ordinary shares of V Gallant to the Vendor, each carrying one vote, in place of the 60,000,000 Class A shares and 5,000,000 supervoting Class B shares originally agreed, and the stated purchase consideration was changed from US$65,000 to US$225 million. All other terms, including the right of either party to rescind if V Gallant’s Nasdaq listing is not completed within 12 months of the agreement, are unchanged. Completion remains subject to customary conditions, including the accuracy of the vendor’s warranties and the absence of governmental or court orders restraining or materially altering the transaction. FCCI will be a subsidiary of V Gallant, and our interest in FCCI will be indirect, at approximately 24% on a look-through basis.

Memorandum of Understanding with Tianneng. On December 19, 2025, our subsidiary VCI Energy Sdn Bhd (“VCI Energy”) entered into a non-binding memorandum of understanding (the “MOU”) with Zhejiang Tianneng Energy Storage Technology Development Co., Ltd. (“Tianneng”), a China-incorporated battery manufacturer, for a proposed solar energy plant in Melaka, Malaysia, as part of our expansion into renewable energy infrastructure. Under the MOU, VCI Energy would own the project, and the parties intend for Tianneng, its local affiliate or a mutually agreed nominee to be appointed as engineering, procurement, construction and financing facilitation contractor under a definitive agreement to be negotiated. The MOU has an initial one-year term, renews automatically for further one-year periods unless either party gives 30 days’ notice of non-renewal, and may be terminated by either party on three months’ notice. The MOU is non-binding except for certain customary provisions, and neither party has any liability to the other if no definitive agreement is executed. We are still identifying suitable sites, and no definitive agreement or financing has been entered into. The MOU does not provide for any payment, and no payments have been made or received under it to date.

Partnership Agreement with Mezzofy. On February 17, 2026, our subsidiary Smart Bridge Technologies Limited (“Smart Bridge”) entered into a partnership agreement with Mezzofy Holding Limited (“Mezzofy”), a Cayman Islands voucher platform operator, to jointly establish and operate a digital exchange for trading tokenized real-world-asset vouchers and coupons. The parties will form a joint entity to operate the exchange, owned 51% by Smart Bridge and 49% by Mezzofy on a preliminary basis. Smart Bridge may, at its discretion, provide initial funding of up to US$3.0 million but is not obliged to make any capital contribution. The agreement has an initial one-year term, or continues for as long as the joint entity exists if it is established within that year, and either party may terminate on 60 days’ notice before then. As of the date of this prospectus, the joint entity has not been incorporated, the exchange has not launched, and no funding has been provided or other payments made or received under the agreement.

Terminated Term Sheet with Youlife Group. On January 28, 2026, we entered into a term sheet with Youlife Group Inc. (Nasdaq: YOUL) (“Youlife”) to jointly launch a robotics-enabled “workforce-as-a-service” platform in Southeast Asia. On March 1, 2026, the parties mutually agreed to discontinue the transaction and the term sheet was terminated, and we do not currently plan to pursue the platform with Youlife. No payments or other compensation were made or received by either party under the term sheet, and we have no continuing obligations or liabilities under it other than customary confidentiality obligations.

Formation of ROBODAX. On February 20, 2026, we announced the formation of ROBODAX, an internal strategic initiative to bring our robotics automation and real-world asset digital infrastructure plans under a single platform framework. ROBODAX is not a separate agreement with any third party, and we have not entered into any binding agreement for it. We intend to develop it further only if suitable opportunities arise. No material payments or other compensation have been made or received in connection with ROBODAX to date.

AI GPU Computing Center and Intelli-X. On March 3, 2026, V Gallant Sdn Bhd began operating an NVIDIA-powered AI GPU computing center in Malaysia, offering GPU compute leasing and dedicated private clusters to enterprise, government and SME customers. The center remains in operation and forms part of the Technology Related Business being separated to V Gallant. In the same announcement, we introduced Intelli-X, an enterprise large language model platform to be offered on a subscription basis. Following the departure of the personnel responsible for Intelli-X, we have discontinued the platform and no longer offer it.

AI Compute Treasury Strategy. On March 11, 2026, we announced our “AI Compute Treasury” strategy, under which we plan to progressively acquire and deploy NVIDIA GPU infrastructure to provide AI inference compute capacity to enterprises and developers, and we intend to deploy additional GPUs over time as funding and market conditions permit. The strategy is an internal initiative rather than an agreement with any third party.

Terminated Term Sheet for Investment in Brazilian Gold Asset. On April 30, 2026, we entered into a binding term sheet with Montes Verdes Participações Tocantins Ltda (“Montes Verdes”), a Brazilian company whose principal asset is a gold mining concession in the State of Goiás, and its shareholders, for a proposed strategic investment. Under the term sheet, we were to acquire an 8% interest in Montes Verdes in exchange for US$8.0 million of newly issued Ordinary Shares, with an option to increase our interest to 51%, subject to due diligence, an independent resource report and a definitive agreement. No definitive agreement was signed, and on September 1, 2026 the term sheet was discontinued and we do not intend to pursue the transaction. No compensation was made or received by either party under the term sheet.

Strategic Gold Treasury Program. On May 14, 2026, we announced a Strategic Gold Treasury Program, an internal treasury initiative under which we intended to establish a reserve of physical gold and Tether Gold (XAUT), a gold-backed digital asset issued by Tether. The program is not an agreement with any third party, and we have not entered into any binding agreement for it. The program is currently on hold, and we have not purchased any physical gold or XAUT, allocated any funds to it or made or received any payments in connection with it.

Galactic OPC. On June 5, 2026, we announced plans, through V Gallant, to launch Galactic OPC, a proprietary AI-native business platform that uses AI agents to support functions such as sales, marketing, finance and operations, together with the Galactic OPC Hub, a physical workspace within the vicinity of V Gallant’s GPU Lounge offering collaborative space and GPU access. Galactic OPC is an internal initiative and is not subject to any agreement with a third party. As of the date of this prospectus, the platform and the Hub are ready for use.

Launch of VGAIN Cloud. On July 23, 2026, we announced the launch of V Gallant AI Neo Cloud (“VGAIN Cloud”), a sovereign AI cloud platform developed by V Gallant, offering GPU compute and secure AI infrastructure to enterprises, government-linked organizations and regulated industries. The rollout is being undertaken in partnership with Omnia Nexus Group Limited (“Omnia Nexus”) under a Master Strategic Collaboration Agreement dated June 23, 2026 between V Gallant and Omnia Nexus (the “Collaboration Agreement”), which is filed as an exhibit to the Registration Statement. Under the Collaboration Agreement, Omnia Nexus owns the hardware and carries on the VGAIN Cloud business, and V Gallant retains ownership of the VGAIN brand and platform intellectual property and provides deployment, hosting, operations, support and customer-sourcing services. Fees under the related engagement letter total US$6.0 million, comprising US$3.3 million for hardware procurement, US$1.7 million for software, a US$0.5 million set-up fee and a US$0.5 million mobilization fee. The licensing of the VGAIN brand and the sharing of net operating profit are governed by a separate licensing agreement between the parties. The Collaboration Agreement has a fixed term of 18 months, may be extended by mutual agreement, and is governed by Malaysian law. As of the date of this prospectus, the first flagship facility has been launched as the initial hub for customer onboarding and deployment.

Galatron AI Factory. On August 26, 2026, we announced Galatron AI Factory, an internal initiative to develop prefabricated modular data center units for AI computing, with a roadmap targeting up to 500MW of capacity over approximately five years, beginning with an initial 5MW module with commercial power-on targeted for the third quarter of 2027. We are still identifying a site and manufacturing facility, and have not entered into any binding agreement for the initiative. No material payments or other compensation have been made or received in connection with it to date.

VGAIN Compute AI Token Platform. On October 6, 2026, we announced that VGAIN Compute, an AI token platform developed by V Gallant, had gone live. The platform allows users to purchase AI tokens on a usage basis to access third-party large language models. The platform is at an early stage, and no material payments or other compensation have been made or received in connection with its launch beyond ordinary-course usage fees to model providers. Although V Gallant is being separated under the Separation Agreement, we will retain an approximately 34% interest in V Gallant and will continue to consolidate its financial results; accordingly, VGAIN Compute affects us through the value of our retained interest in V Gallant and through V Gallant’s consolidated results.

Pending Boustead Arbitration

On December 18, 2024, Boustead Securities, LLC filed an arbitration claim before the Financial Industry Regulatory Authority against the Company alleging breach of an engagement agreement and failure to honor a right of first refusal relating to capital-raising transactions. Boustead claims approximately $6,000,000, exclusive of fees for certain transactions for which the amount has not been determined, and also seeks unissued warrants, interest and legal costs. The matter is at an early stage. The Company has filed its answer and affirmative defenses, denies the allegations and claims in their entirety, objects to the jurisdiction of the FINRA arbitration forum and intends to defend the matter vigorously. The outcome is uncertain and an adverse result could materially affect the Company’s financial condition and results of operations.

Digital Asset Treasury Strategy and AI Expansion

In November 2025, the Company launched a $100 million Digital Asset Treasury Strategy focused on acquiring OOB tokens, the utility asset of the Oobit ecosystem. The first phase contemplated the acquisition of 250 million OOB tokens under a Securities Purchase Agreement dated November 10, 2025 (“SPA”) with S2MA Capital Limited (“S2MA”), in exchange for 55 Ordinary Shares and pre-funded warrants (“PFWs”) for 3,033 Ordinary Shares (representing 880,000 Ordinary Shares and PFWs for 49,120,000 Ordinary Shares before giving retroactive effect to the 1-for-60, 1-for-15 and 1-for-18 reverse stock splits effected on February 27, 2026, August 24, 2026 and November 2, 2026, respectively), together with additional secondary-market purchases of up to $50 million funded by drawdowns under the Company’s equity line with Alumni Capital LP.

As of October 2026, the Company holds 254,174,603 OOB tokens: 250,000,000 received under the SPA and 4,174,603 purchased on the secondary market for $1 million in cash. Based on a price of $0.00666 per token on November 1, 2026 as quoted on Kraken, these holdings were worth approximately $1.692 million.

The Company is not obligated to purchase any specific amount of additional OOB tokens. However, the SPA provided that Alumni Capital LP would purchase $50 million of Ordinary Shares under the equity line by December 31, 2025, with the proceeds to be used solely to purchase cryptocurrencies. This was not fully satisfied by that date, S2MA has waived this condition by written waiver dated October 29, 2026.

S2MA assigned the PFWs to its underlying shareholders, including Tether Investment Limited (“Tether”). Based on the Company’s share capital as of the date of the SPA, full exercise of the PFWs on that date would have made Tether the Company’s largest shareholder. However, as of September 29, 2026, when all of the PFWs had been exercised, the Company’s outstanding share capital had increased as a result of subsequent issuances of Ordinary Shares, and Tether holds less than 5% of the Company’s outstanding Ordinary Shares.

The Company’s subsidiary RoboDAX Limited has also pursued real-world asset and token-related initiatives. On March 3, 2026, V Gallant Sdn Bhd, a wholly-owned subsidiary of V Gallant, launched Malaysia’s first NVIDIA-powered AI GPU Computing Center, which forms part of the Technology Related Business being separated under the Separation Agreement.

Corporate Information

Our principal executive offices are located at Suite 33.03 of Level 33, Menara Exchange 106, Lingkaran TRX, Tun Razak Exchange, 55188 Kuala Lumpur, Malaysia, and our registered address in the British Virgin Islands is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands. Our telephone number is +603 3217 9898. The address of our website is https://v-capital.co/. Information contained on, or available through, our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus. Our agent for service of process in the United States is Sichenzia Ross Ference Carmel LLP, 1185 Avenue of the Americas, 26th Floor, New York, New York 10036.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements, and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	we are not required to and, in reliance on home country practice, we do not intend to, comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq Rule 5635. In accordance with the provisions of our amended and restated memorandum and articles of association, our board of directors is authorized to issue securities, including Ordinary Shares, preferred shares, warrants and convertible notes without shareholder approval;

●	we are not required to provide certain Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	our insiders are exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act with respect to their purchases and sales of ordinary shares.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should carefully read this entire prospectus before investing in our securities including “Risk Factors,” the section in this prospectus starting on page 12 and under similar captions in the documents incorporated by reference into this prospectus and our consolidated financial statements contained in our Annual Report on Form 20-F for the year ended December 31, 2025 and incorporated by reference into this prospectus.

Ordinary Shares offered by the Selling Shareholders	Up to 102,142,986 Ordinary Shares, consisting of (i) up to 100,000,000 ELOC Purchase Shares issuable under the EPA; (ii) 65,104 ELOC Warrant Shares; (iii) up to 893,971 Dune Conversion Shares issuable upon conversion of the Dune Note; (iv) up to 893,971 FirstFire Conversion Shares issuable upon conversion of the FirstFire Note; (v) 192,920 Dune Warrant Shares; (vi) 95,020 FirstFire Warrant Shares; (vii) 1,000 Dune Commitment Shares; and (viii) 1,000 FirstFire Commitment Shares. The actual number of shares sold by the Selling Shareholders will depend on the ELOC Purchase Shares purchase prices, the PIPE Warrant conversion prices, the Company’s desire to sell ELOC Purchase Shares, the Selling Shareholders desire to exercise their respective warrants or in the case of Dune and FirstFire, their desire to convert the Notes and the applicable 4.99% beneficial ownership limitations. See “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions.”

Ordinary Shares outstanding after this offering (1)	102,676,605 Ordinary Shares, assuming the issuance of all of the Selling Shareholder Shares registered hereby.

Terms of the Offering	The Selling Shareholders may resell the Selling Shareholder Shares at prevailing market prices or privately negotiated prices. ELOC Purchase Shares are issued upon the Company’s delivery of Put Notices under the EPA; Dune Conversion Shares and FirstFire Conversion Shares may be issued upon conversion of the Dune Note and FirstFire Note, respectively; and the Dune and FirstFire warrants and commitment shares are issuable or issued as described under “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions.” See “Plan of Distribution.”

Use of Proceeds:	The Selling Shareholders will receive all proceeds from the resale of Selling Shareholder Shares offered under this prospectus. We will not receive proceeds from those resales. We may receive up to $125 million in gross proceeds under the EPA and up to $956,666.72 in aggregate net proceeds in connection with the issuance of tranches 2 and 3 of the Notes and up to $1.7 million from the exercise of the PIPE Warrants (if cashless exercise option is not exercised). We will not receive proceeds from the issuance of the Conversion Shares or the issuance of the Commitment Shares. Any proceeds received from the issuance of ELOC Purchase Shares, the issuance of the Notes or the exercise of the PIPE Warrants are expected to be used for general corporate purposes, including working capital, technology development, digital assets and artificial intelligence initiatives, and general and administrative expenses. See “Use of Proceeds” on page 20 of this prospectus.

Nasdaq Capital Market symbol	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “VCIG”.

Risk Factors	The investment of our securities involves substantial risks. See “Risk Factors” in this prospectus and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Ordinary Shares.

Transfer Agent and Registrar	VStock Transfer LLC

(1)	The number of Ordinary Shares to be outstanding immediately after this offering is based on 535,619 Ordinary Shares outstanding as of November 2, 2026, and excludes, as of such date:

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our future business, prospects, financial condition and results of operations;

●	our status as a foreign private issuer;

●	our ability to protect the confidential information of our clients;

●	loss of our key management and employees or their work product;

●	risks inherent in operating in foreign jurisdictions;

●	any failure to comply with laws and regulations including workplace safety and other regulatory requirements;

●	Our ability to generate additional capital;

●	Our ability to defend against legal, administrative or investigative proceedings;

●	a natural disaster, global pandemic or other disruption at our operations;

●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, costs and taxes;

●	significant legal proceedings, claims, lawsuits or government investigations;

●	general industry, economic and business conditions;

●	The use of net proceeds from this offering;

●	our ability to maintain compliance with Nasdaq’s listing standards; and

●	any failure to maintain effective internal control over financial reporting or disclosure controls or procedures.

These forward-looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and private publications, including industry data and information and industry statistics from various publicly available sources. Statistical data in these publications may also include projections based on a number of assumptions. If any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described below, in the section titled “Risk Factors” in our Annual Report on Form 20-F, and in other documents that we subsequently file with the Securities and Exchange Commission (the “SEC”) that update, supersede or supplement such information, which are incorporated by reference into this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our Ordinary Shares could decline materially and you could lose all or part of your investment.

Risks Related to Our Business

We may not receive, or may be delayed in receiving, the US$33,975,000 owed to us for the sale of VCCG, and we have limited recourse if VHKL does not pay.

We do not retain a pledge, security interest or escrow arrangement over the transferred VCCG shares or other assets of VHKL to guarantee performance. Our right to receive payment is an unsecured contractual claim against VHKL. Because we transferred legal and beneficial ownership of VCCG at closing, we have no right to rescind the sale or recover the VCCG shares if VHKL does not pay. Our remedy would be a claim for damages, which may be costly, slow and uncertain to enforce.

Our realization of the US$33,975,000 consideration depends on VHKL’s financial condition, liquidity, and ability to monetize assets over the three-year period ending December 15, 2028. To the extent payment is satisfied through listed shares, receipt of the full economic value is subject to prevailing market prices, trading liquidity, and general equities market volatility at the time of transfer. Under a supplemental agreement dated August 1, 2026, monthly cash payments of US$500,000 begin only after VCCG completes its initial public offering, and if the initial public offering does not occur the full amount is due on December 15, 2028. Any transfer of VCCG shares may be restricted by initial public offering lock-up arrangements, and VHKL is not in breach of the agreement if such restrictions prevent a transfer.

Risks Related to the Resale of the Selling Shareholder Shares

The sale and issuance of Ordinary Shares under the EPA or the issuance of Ordinary Shares under the Notes, and the resale of those Selling Shareholder shares by the Selling Shareholders, may cause substantial dilution and may cause the price of our Ordinary Shares to decline.

On September 23, 2026, we entered into the EPA, pursuant to which Hudson has committed to purchase up to $125 million of our Ordinary Shares. Upon the execution of the ELOC Purchase Agreement, we issued the ELOC Warrant to purchase 65,104 Ordinary Shares at an exercise price of $0.18 per share as a fee for its commitment to purchase shares of our common stock under the EPA. The ELOC Purchase Shares that may be issued under the EPA may be sold by us to Hudson at our sole discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the EPA. The purchase price for the shares that we may sell to Hudson under the EPA will fluctuate based on the trading price of our Ordinary Shares. Depending on market liquidity at the time, resales of such shares may cause the trading price of our Ordinary Shares to decrease. We generally have the right to control the timing and amount of any future sales of our shares to Hudson. Additional sales of our common stock, if any, to the Hudson will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Hudson all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the EPA. If and when we do sell shares to Hudson, after Hudson has acquired the shares, Hudson may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Hudson by us could result in substantial dilution to the interests of other holders of our Ordinary Shares.

On September 23, 2026, we also entered the SPAs and issued the Notes and the PIPE Warrants. The number of Ordinary Shares issuable under the Notes will be based on the conversion price which will fluctuate with the trading price our Ordinary Shares. The PIPE Warrants include anti-dilution and price protection provisions that could significantly reduce the exercise price of the PIPE Warrants and significantly increase the number of Ordinary Shares underlying the PIPE Warrants if the Company issues equity based securities at a price that is lower than the current exercise price of the PIPE Warrants.

The sale of a substantial number of Ordinary Shares to Hudson or the issuance of a substantial number of Ordinary Shares to Dune or FirstFire resulting the conversion of the Notes or the exercise of the PIPE Warrants or the anticipation of such sales or issuances, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices, and the resale or issuance of Ordinary Shares to the Selling Shareholders could cause the price of our Ordinary Shares to decline.

Pursuant to the EPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Hudson and Hudson will have the discretion to exercise the ELOC Warrant in varying amounts and dates. Under the Notes and PIPE Warrants, Dune and FirstFire will have the discretion to convert the Notes and exercise the PIPE Warrants in varying amounts and dates. If and when we do elect to sell ELOC Shares pursuant to the ELOC Purchase Agreement or Hudson decide to exercise the ELOC Warrant or Dune or FirstFire decide to convert the applicable Note or exercise the applicable PIPE Warrant, after the applicable Selling Shareholder has acquired such shares, it may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from a Selling Shareholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from a Selling Shareholder in this offering as a result of future resales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their shares in this offering. Further, the resale of a substantial number of Selling Shareholder Shares by the Selling Shareholders, or anticipation of such resales, could cause the trading price of our Ordinary Shares to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Our management will have broad discretion over the use of the net proceeds from the ELOC and the Dune and FirstFire transactions, and you may not agree with how we use the proceeds or the proceeds may not be invested successfully.

Management will have broad discretion as to the use of net proceeds received under the EPA, the Notes and the PIPE Warrants, and we could use those proceeds for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those proceeds and will not have the opportunity, as part of your investment decision, to assess whether they are being used appropriately. It is possible that, pending their use, we may invest those proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use the proceeds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We may issue additional equity or equity-linked securities in the future, which may result in additional dilution to you.

We may require additional capital in the future for new strategic initiatives and ongoing operations. To the extent that we raise additional capital by issuing equity securities, including securities exercisable for or convertible into Ordinary Shares, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as an Ordinary Shareholder.

THE ELOC TRANSACTION AND THE DUNE AND FIRSTFIRE CONVERTIBLE NOTE TRANSACTIONS

The ELOC Transaction

On September 23, 2026, we entered into the EPA with Hudson, pursuant to which we have the right, but not the obligation, to direct Hudson to purchase up to $125,000,000 in ELOC Purchase Shares upon satisfaction of certain terms and conditions contained in the EPA. Such sales of our Ordinary Shares, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion over the approximately 36-month period commencing on the date of execution of the EPA, provided that certain conditions set forth below and in the EPA are satisfied.

Hudson has no right to require any sales by us, but Hudson is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that Hudson could be obligated to pay for ELOC Purchase Shares under the EPA. Actual sales of ELOC Purchase Shares to Hudson from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our Ordinary Shares and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds that we may receive under the EPA, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell ELOC Purchase Shares to Hudson, our ability to meet the conditions of the EPA, and the other limitations, terms and conditions of the EPA and any impacts of the Beneficial Ownership Limitation.

The EPA contains customary representations, warranties, conditions and indemnification obligations of the parties.

Purchase of ELOC Purchase Shares

Under the EPA, after the satisfaction of certain conditions, we have the right to deliver a put notice (a “Put Notice”) to Hudson that directs Hudson to purchase an amount of ELOC Purchase Shares in an amount totaling at least $25,000 but not exceeding the lesser of (i) $2,500,000 or (ii) 200% of the average daily trading volume of the Ordinary Shares during the three trading days immediately before the date of the Put Notice multiplied by the lowest closing price of the Ordinary Shares during the three trading days immediately before the date of the Put Notice. The number of ELOC Purchase Shares issued pursuant to a Put Notice is also subject to the 4.99% beneficial ownership limitation applicable to Hudson.

The purchase price per share to be paid by the Selling Stockholder for the ELOC Shares included in a Put Notice will be ninety five percent (95%) of the lesser of (i) the average of the three lowest traded prices of the Company’s Common Stock during the five trading days immediately preceding the date of the Put Notice and the lowest traded price of the Ordinary Shares during the Valuation Period. “Valuation Period” means for any Put Notice, the period begging on the date (the “Put Date”) such Put Notice is delivered to Hudson and ending on the date that is three trading days after the applicable ELOC Purchase Shares are transferred to Hudson’s brokerage account.

The EPA imposes a cooldown period between Put Notices, beginning on the Put Date of the prior Put Notice and continuing through the date that is three trading days after the applicable ELOC Purchase Shares are transferred to Hudson’s brokerage account. A cooldown waiver trigger applies when the ELOC Purchase Shares included in the immediately prior Put Notice have been delivered and trading volume on a trading day during the applicable cooldown period exceeds 300% of the total ELOC Purchase Shares included in such Put Notice. At that time the Company may deliver an additional Put Notice to Hudson.

ELOC Warrant and Other Terms

As consideration for Hudson’s/commitment to enter into the EPA, we issued a common stock purchase warrant for 65,104 ELOC Warrant Shares at an exercise price of $0.18 per share. The warrant was issued on September 23, 2026, is exercisable during a five-year term and may be exercised in whole or in part, subject to its terms and the 4.99% beneficial ownership limitation. The ELOC Warrant Shares are included in the securities registered by this prospectus.

Conditions to ELOC Purchases

Hudson’s obligation to purchase ELOC Purchase Shares is subject to the satisfaction of the conditions in the EPA, including an effective Registration Statement, accurate representations and warranties, the Company’s performance of its covenants, no injunction or material adverse change, the Ordinary Shares shall have not been deemed to be a penny stock as defined in SEC Rule 240.3a51-1 (17 CFR § 240.3a51-1), no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective, all of the Company’s Exchange Act reporting requirements have been complied with, continued trading and listing of the Ordinary Shares, compliance with the 4.99% beneficial ownership limitation, an officer’s certificate, timely SEC filings, DWAC eligibility, a sufficient share reserve, minimum trading-price requirements and the absence of bankruptcy proceedings or other events specified in the EPA.

Registration Rights

Under the Registration Rights Agreement, we are required to file the Registration Statement within 30 calendar days after September 23, 2026, covering the maximum number of ELOC Purchase Shares and ELOC Warrant Shares permitted under applicable SEC rules. We are required to cause the Registration Statement to be declared effective within 90 calendar days after September 23, 2026, or as soon as possible before then, and to keep it effective during the applicable registration period. We must file amendments or additional registration statements if necessary to register the securities covered by the transaction documents, subject to applicable SEC limits. The Company will bear the reasonable expenses of registration, listing and qualification.

Termination of the ELOC

The EPA will terminate on the earliest of (i) the date Hudson has purchased ELOC Purchase Shares equal to the $125 million Maximum Commitment Amount, (ii) 36 months after September 23, 2026, (iii) the date specified in a written termination notice delivered by the Company, subject to the EPA’s restrictions on termination during a Valuation Period or while Hudson holds ELOC Purchase Shares, (iv) the date the Registration Statement is no longer effective after its initial effectiveness, or (v) the commencement of specified bankruptcy or insolvency proceedings. Termination does not eliminate Hudson’s rights under the ELOC Warrant. The EPA and the related ELOC transaction documents are governed by Nevada law and provide for dispute resolution in Nevada.

Limitation on Equity Line of Credit and Variable Rate Transactions

For the period beginning on September 23, 2026 and continuing until the later of (i) 6 months after that date or (ii) the date the EPA is no longer in effect, we may not, without Hudson’s prior written consent, enter into another equity line of credit or a Variable Rate Transaction with another party. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Ordinary Shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the Ordinary Shares at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Ordinary Shares or (ii) issues securities at a future determined price, provided, however, that an equity line of credit shall not be deemed to be a Variable Rate Transaction.

Dilutive Effect

The following table illustrates the number of ELOC Purchase Shares and gross proceeds that could result if the Company received the full $125 million Maximum Commitment Amount at the indicated assumed ELOC Purchase Price. The assumed price is for illustration only and is not a prediction of the price that will apply to any Put. The table gives no effect to the 4.99% beneficial ownership limitation or the number of shares registered under this prospectus.

Assumed ELOC Purchase Price Per Share (1)		Number of ELOC Purchase Shares to be Issued at Full Commitment, Without Giving Effect to the Beneficial Ownership Limitation (2)	Percentage of Outstanding Ordinary Shares After Giving Effect to the ELOC Issuance, Without Giving Effect to the Beneficial Ownership Limitation	Gross Proceeds from the Resale of Ordinary Shares to Hudson Under the EPA
$2.00		62,500,000	99.15%	$125,000,000
$2.50		50,000,000	98.94%	$125,000,000
$3.04	(3)	41,118,421	98.71%	$125,000,000
$3.50		35,714,286	98.52%	$125,000,000
$4.00		31,250,000	98.31%	$125,000,000

(1)	For the avoidance of doubt, each assumed price reflects an illustrative ELOC Purchase Price after applying the EPA pricing formula; actual prices may be lower.

(2)	Represents the number of ELOC Purchase Shares that could be issued during the 36-month Commitment Period if we received the full $125,000,000 Maximum Commitment Amount at the applicable assumed price, rounded up and without giving effect to the 4.99% beneficial ownership limitation or the number of shares registered hereby. Additional registration statements may be required if the number of ELOC Purchase Shares exceeds the number registered hereby. This table excludes the ELOC Warrant Shares, Dune Conversion Shares, FirstFire Conversion Shares, Dune Warrant Shares, FirstFire Warrant Shares, Dune Commitment Shares and FirstFire Commitment Shares.

(3)	The assumed offering price, which is the closing price of our Ordinary Shares on October 30, 2026. The actual purchase price under the equity line of credit will be determined pursuant to the pricing formula in the agreement. The “Initial Purchase Price” is 95% of the average of the three lowest traded prices of the Ordinary Shares on the Principal Market during the five Trading Days immediately preceding the applicable Put Date. The “Market Price” is 95% of the average of the three lowest traded prices during the Valuation Period. The “Purchase Price” for each Put is the lesser of the Initial Purchase Price and the Market Price. Accordingly, the actual purchase price will be at a discount to market prices, and the resulting dilution to investors may be greater than that presented in the table above.

The ELOC Purchase Shares and ELOC Warrant Shares will be offered and issued to Hudson, the Dune Conversion Shares, Dune Warrant Shares and Dune Commitment Shares will be offered and issued to Dune, and the FirstFire Conversion Shares, FirstFire Warrant Shares and FirstFire Commitment Shares will be offered and issued to FirstFire, in each case in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, and the resale of those securities is being registered by this Registration Statement.

The Dune and FirstFire Convertible Note Transactions

The SPAs

On September 23, 2026, we entered into the Dune SPA and the FirstFire SPA. Under the SPAs we agreed to issue the Notes the PIPE Warrants, and the Commitment Shares and execute separate security agreements in favor of Dune and FirstFire. The Dune Note and FirstFire Note are pari passu secured obligations. Upon the execution of the SPAs we issued the Commitment Shares to Dune and FirstFire in the amounts of 1,000 shares to each.

Each Note has a maximum principal amount of $850,000 and a purchase price of up to $775,000, reflecting an original issue discount of up to $75,000 per note. Each Note bears a one-time interest charge at a rate of 12% on the principal amount, up to $102,000 per note. Each note is funded in three tranches, with a purchase price of $258,333.33 and a principal amount of $283,333.33 per tranche. Each note tranche has a 12-month maturity. Each of Dune and FirstFire will also withhold $25,416.66 from the aggregate purchase price of the first two tranches of the applicable Note for the payment of legal fees and broker fees and $12,916.66 from the third tranche for the payment of broker fees. In the aggregate, the Notes have a maximum principal amount of $1,700,000, an aggregate purchase price of up to $1,550,000, an aggregate original issue discount of up to $150,000 and aggregate one-time interest of up to $204,000. The first tranche of Notes were purchased by Dune and FirstFire on September 23, 2026.

The second tranche of Notes are required to be funded if, within 30 calendar days after the date of the applicable SPA, no Event of Default or event that would become an Event of Default has occurred, the Company has not breached the applicable transaction documents, the Ordinary Shares are listed on the Nasdaq Capital Market and the Company is in compliance with Nasdaq listing standards, no uncured Nasdaq delisting or deficiency notice remains outstanding, and the Company has filed the Registration Statement with the SEC. Dune and FirstFire must fund the second tranche of the Notes within five business days after satisfaction of these conditions. At each closing, the applicable note’s principal amount increases by $283,333.33 and its accrued interest increases by $34,000.00.

The third tranche under each Note is required to be funded if, within 90 calendar days after the date of the applicable SPA, the corresponding no-default, no-breach, Nasdaq listing and compliance, and no-uncured-delisting conditions remain satisfied, the Registration Statement has been declared effective by the SEC. Dune and FirstFire must fund the third tranche of the Notes within five business days after satisfaction of these conditions. At each closing, the applicable note’s principal amount increases by $283,333.33 and its accrued interest increases by $34,000.00.

Additional Investment Right

Dune and FirstFire each have an Additional Investment Right exercisable in their sole discretion during the one-year period beginning on the date of the applicable SPA, to enter into an additional set of transaction documents on the same terms.

Limitation on Variable Rate Transactions

The SPAs prohibit the Company from effecting or entering into an agreement involving a Variable Rate Transaction until the date that is six (6) calendar months after the Notes are fully converted or fully repaid.

The SPAs contain customary representations, warranties, conditions and indemnification obligations of the parties.

The Notes

Conversion of the Notes

Dune and FirstFire may each convert all or any portion of the outstanding principal amount and interest under their respective Note at any time, subject to the applicable 4.99% Beneficial Ownership Limitation. For each Note, the conversion price per share is the greater of (x) $5.904 (the “Floor Price”) and (y) the lesser of $36.00 or 82% of the average of the three lowest traded prices of the Ordinary Shares during the 15 Trading Days immediately preceding the applicable Conversion Date. However, if the result obtained from clause (y) above is below the Floor Price, and thereafter the holder of a Note converts such Note, such holder will be entitled to receive in addition to the Ordinary Shares received in such conversion, either cash or an increase to the principal amount of its Note, in each case, in an amount equal to (x) the number of Ordinary Shares they did not receive in such cashless exercise because of the Floor Price limitation multiplied by (y) the closing price of the Ordinary Shares on the date of the exercise notice; provided that if the option to add such amount to the Note is elected then an additional 10% premium shall be included in such amount.

Voluntary Prepayments

At any time prior to the maturity date Maturity Date of each respective tranche of Notes, the Company shall have a one-time right with respect to each such tranche, exercisable on five (5) Trading Days prior written notice to the holder of the Note, to prepay the Prepayable Portion (as defined below) of such tranche in accordance with the terms of the Notes. The “Prepayable Portion” of each Tranche shall mean 99% of the outstanding principal amount then due under such tranche and 100% of the accrued and unpaid interest then due under such tranche. The prepayment amount is equal to 110% of the Prepayable Portion.

Mandatory Prepayments

If, at any time prior to the full repayment or full conversion of all amounts owed under the Notes, the Company or any of the Company’s subsidiaries receives cash proceeds from the issuance of equity or debt or the sale of assets, the Company shall, within one (1) business day of Company’s or the subsidiaries’ receipt of such proceeds, inform Dune and FirstFire of or publicly disclose such receipt, following which Dune and First Fire shall have the right in their sole discretion to require the Company or the Subsidiaries to immediately apply up to 35% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the Notes.

Events of Default

The following are Events of Default under the Notes.

●	The Company fails to pay principal or interest under the Notes when due;

●	The Company fails to issue the Conversion Shares in accordance with the terms of the Notes or impedes the issuance of Conversion Shares as set forth in the Notes;

●	The Company breaches any covenant, agreement, or other term or condition under the SPAs, the Security Agreements the Notes or any of the associated transaction documents;

●	Any representation or warranty made by the Company under the SPAs, the Security Agreements the Notes or any of the associated transaction documents is materially false or misleading when made;

●	The Company or any subsidiary of the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

●	Any money judgment, writ or similar process shall be entered or filed against the Company or any subsidiary of the Company or any of its property or other assets for more than $1,000,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld

●	Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company;

●	At any time after the issuance of the Notes, the Company shall fail to comply with the reporting requirements of the 1934 Act and/or the Borrower shall cease to be subject to the reporting requirements of the 1934 Act;

●	Any dissolution, liquidation, or winding up of the Company or any substantial portion of its business;

●	Any cessation of operations by the Company or the Company admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Company’s ability to continue as a “going concern” shall not be an admission that the Company cannot pay its debts as they become due;

●	The failure by the Company to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future);

●	The material restatement of any financial statements filed by the Company with the SEC for any date or period from two years prior to the issue date of the Notes and until the Notes are no longer outstanding;

●	In the event that the Company proposes to replace its transfer agent, the Company fails to provide, prior to the effective date of such replacement, a fully executed irrevocable transfer agent instructions in a form as initially delivered to Dune and FirstFire on or around the issue date of the Notes signed by the successor transfer agent to the Company and the Company;

●	The declaration of an event of default by any lender or other extender of credit to the Company under any notes, loans, agreements or other instruments of the Company evidencing any indebtedness of the Company in excess of $2,000,000 individually or in the aggregate, after the passage of all applicable notice and cure or grace periods;

●	The Company consummates a Variable Rate Transaction or prohibited transaction at any time on or after the issuance of the Notes, however, that a Variable Rate Transaction shall not include any transaction between the Company and Hudson Global Ventures, LLC;

●	Any attempt by the Company or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Company or its officers, directors, and/or affiliates of, material non-public information concerning the Company, to Dune or FirstFire or any of their successors and assigns, which is not immediately cured by the Company’s filing of a Form 6-K pursuant to Regulation FD on that same date;

●	If, at any time on or after the date that is six (6) calendar months after the issuance of the Notes, the Dune or FirstFire is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Dune or FirstFire, as applicable, or the applicable brokerage firm (and respective clearing firm), and the Company’s transfer agent in order to facilitate Dune’s or FirstFire’s conversion of any portion of the Note into free trading Ordinary Shares pursuant to Rule 144, and/or (ii) thereupon deposit such shares into the Dune’s or FirstFire’s, as applicable, brokerage account;

●	If, at any time on or after the issuance of the Notes, the Ordinary Shares (i) are suspended from trading, (ii) halted from trading, and/or (iii) fails to be listed on a national exchange;

●	If, at any time on or after the Issue Date, the Ordinary Shares becomes a “penny stock” as defined in SEC Rule 240.3a51-1 on or after the issuance of the Notes; and

●	The Company fails to file the Registration Statement within 30 days after the issuance of the Notes or cause it to be effective within 90 days after the issuance of the Notes or maintain the Registration Statement as provided for the Notes.

Upon the occurrence of any Event of Default, the Notes shall become immediately due and payable, and the Company shall pay to Dune and FirstFire, in full satisfaction of its obligations hereunder, an amount equal to the principal amount then outstanding plus accrued interest (including any default interest) through the date of full repayment multiplied by 135% (collectively the “Default Amount”), as well as all costs, including, without limitation, legal fees and expenses, of collection, all without demand, presentment or notice, all of which hereby are expressly waived by the Company. Dune or FirstFire may, in their sole discretion, with respect to their Note, convert all or any portion of such Note (including the Default Amount) into Ordinary Shares pursuant to the terms of this Note (for the avoidance of doubt, this shall apply even if such conversion occurs after the Maturity Date); provided the conversion price may not be lower than the Floor Price. Dune and First Fire shall be entitled to exercise all other rights and remedies available at law or in equity.

The PIPE Warrants

On September 23, 2026, pursuant to the SPAs, we issued the PIPE Warrants, which initially represent the right to purchase in the aggregate 47,222 Ordinary Shares at an exercise price of $36.00 per share, which may be exercised on a cashless basis. The PIPE Warrants have a five (5) year term.

To the extent that on any date during the term of the PIPE Warrants, the Company issues any Ordinary Shares at a price that is lower than the exercise price of the PIPE Warrants or issues any securities that are convertible into or exercisable for Ordinary Shares and the conversion price or exercise price of such securities is less than the exercise price of the PIPE Warrants (any such issuance, a “Dilutive Issuance”), the exercise price of the PIPE Warrants will be lowered to the applicable issuance price, conversion price or exercise price of the securities being issued; provided however the exercise price of the PIPE Warrants cannot be adjusted to a price that is lower than the Floor Price. However, if a Dilutive Issuance is below the Floor Price, and thereafter the holder of a PIPE Warrant exercise such PIPE Warrant on a cashless basis, such holder will be entitled to receive in addition to the Ordinary Shares received in such cashless exercise, either cash or an increase to the principal amount of its Note, in each case, in an amount equal to 50% of (x) the number of Ordinary Shares they did not receive in such cashless exercise because of the Floor Price limitation multiplied by (y) the closing price of the Ordinary Shares on the date of the exercise notice. Upon adjustment of the exercise price of the PIPE Warrants, the number of Ordinary Shares underlying the PIPE Warrants will also be increased so that when multiplying the new exercise price of the PIPE Warrants with such increased aggregate number of Ordinary Shares, the amount of aggregate proceeds due to the Company from a full exercise of the PIPE Warrants would be the same as immediately prior to the exercise price reduction.

The Security Agreement

On September 23, 2026 the Company entered into separate Security Agreements with each of Dune and FirstFire (the “Security Agreements” and each a “Security Agreement”). The Security Agreement provide Dune and FirstFire a first priority security interest in all of the assets of the Company with certain exceptions provided for in the Security Agreements to secure the Company’s obligations under the Notes. The Notes rank pari passu with each other.

The foregoing transaction descriptions are qualified in their entirety by reference to the transaction documents filed as exhibits to the Registration Statement, including the EPA, the ELOC Warrant, the Registration Rights Agreement, the SPAs, the Notes, and the PIPE Warrants and the Security Agreements.

USE OF PROCEEDS

The Selling Shareholders will receive all proceeds from the resale of Selling Shareholder Shares offered under this prospectus. We will not receive proceeds from those resales. We may receive up to $125 million in gross proceeds under the EPA and up to $956,666.72 in aggregate net proceeds in connection with the issuance of tranches 2 and 3 of the Notes and up to $1.7 million from the exercise of the PIPE Warrants (if cashless exercise option is not exercised). We will not receive proceeds from the issuance of the Conversion Shares or the issuance of the Commitment Shares. Any proceeds received from the issuance of ELOC Purchase Shares, the issuance of the Notes or the exercise of the PIPE Warrants are expected to be used for general corporate purposes, including working capital, technology development, digital asset and artificial intelligence initiatives, and general and administrative expenses.

DIVIDEND POLICY

On June 6, 2023, we declared a first single tier interim dividend of $0.01 per Ordinary Share. The dividend was paid out on July 31, 2023, to the shareholders whose names are on the record at the close of business on July 3, 2023. On July 31, 2023, we paid out dividends in the amount of $104,557.28 to our shareholders. While we paid dividends in 2023, we did not do so in the fiscal years ended December 31, 2024 and 2025.

Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on then existing conditions. Under BVI law, the directors of the company can approve a distribution at any time and of such amount as they think fit, provided that the resolution of directors authorizing the distribution must include a Solvency Statement that, in the opinion of the directors, the company will, immediately after the distribution, satisfy the solvency test set out in the BVI Business Companies Act, 2004, being that:

i.	the value of the company’s assets exceeds its liabilities; and

ii.	the company is able to pay its debts as they fall due.

However, under the terms of the Notes, the Company may not make any cash dividends.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Shareholders of any or all of the Selling Shareholder Shares that may be issued or issuable under the EPA, the ELOC Warrant, the SPAs, the Notes or the PIPE Warrants. For additional information regarding the issuance of Selling Shareholder Shares covered by this prospectus, see “The ELOC Transaction and the Dune and FirstFire Convertible Note Transactions” above. We are registering the Selling Shareholder Shares pursuant to the EPA, the related Registration Rights Agreement and the SPAs and the Notes in order to permit the Selling Shareholders to offer the Selling Shareholder Shares for resale from time to time. Except for the transactions described in this prospectus, none of Hudson, Dune or FirstFire has had any material relationship with us within the past three years.

The table below presents information regarding the Selling Shareholders and the Selling Shareholder Shares that each may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholders and reflects holdings as of September 29, 2026. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Selling Shareholder Shares that each Selling Shareholder may offer under this prospectus, including ELOC Purchase Shares, ELOC Warrant Shares, the Conversion Shares, the PIPE Warrant Shares, the Commitment Shares. Each Selling Shareholder may sell some, all or none of its Selling Shareholder Shares. We do not know how long any Selling Shareholder will hold the Selling Shareholder Shares before selling them, and we currently have no agreements, arrangements or understandings with any Selling Shareholder regarding the resale of any of the Selling Shareholder Shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Selling Shareholder Shares with respect to which each Selling Shareholder has voting and investment power. The percentage of Ordinary Shares beneficially owned by each Selling Shareholder prior to the offering shown in the table below is based on 535,533 Ordinary Shares outstanding as of November 2, 2026. Because the ELOC Purchase Price and the Dune and FirstFire conversion prices are determined under variable formulas, the number of Selling Shareholder Shares that may actually be issued or sold may be fewer than the number of Selling Shareholder Shares being offered by this prospectus. The final column assumes the resale of all of the Selling Shareholder Shares offered by each Selling Shareholder pursuant to this prospectus.

	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number	Percent	Prospectus	Number(1)	Percent(2)
Hudson Global Ventures, LLC(3)	0	0	100,065,104	0	0
Dune Equity Holdings LLC(4)	1,000	0	1,087,891	0	0
FirstFire Global Opportunities Fund LLC(5)	1,000	0	989,991	0	0

*	Represents beneficial ownership of less than 1% of the outstanding Ordinary Shares.

(1)	Assumes the resale of all Selling Shareholder Shares being offered pursuant to this prospectus.
(2)	The denominator is based on 535, 619 Ordinary Shares outstanding as of the date of the prospectus.
(3)	Consists of (i) 100,000,000 Ordinary Shares that may be sold to the Selling Shareholder pursuant to the EPA and (ii) 65,104 Ordinary Shares that may be issued pursuant to the ELOC Warrant. Hudson Global Ventures, LLC is a limited liability company organized under the laws of the State of Nevada. Its business address is Linden Place, Suite 210, Great Neck, NY 11021, and its email address is info@hudsonventuresllc.com. Seth Ahdoot and Soheil Ahdoot are Members of Hudson and have voting and disposition control over the Selling Shareholder Shares owned by Hudson. We have been advised that neither Hudson nor Seth Ahdoot is a member of the Financial Industry Regulatory Authority (“FINRA”), an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.
(4)	Includes (i) 893,971 Ordinary Shares that may be issued to the Selling Shareholder pursuant to the Dune Note, (ii) 192,920 Ordinary Shares that may be issued pursuant to the Dune Warrant and (iii) 1,000 Dune Commitment Shares. Dune Equity Holdings LLC is a limited liability company organized under the laws of the State of Delaware. Its business address is 641 Lexington Avenue, 17th Floor, New York, NY 10022, and its email address is info@duneequityholdings.com. Aaron Greenblott, Seth Ahdoot and Soheil Ahdoot are Members of Dune Equity Holdings LLC and have voting and disposition control over the Selling Shareholder Shares owned by Dune. We have been advised that neither Dune Equity Holdings LLC nor Aaron Greenblott, Seth Ahdoot and Soheil Ahdoot is a member of FINRA, an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.
(5)	Includes (i) 893,971 Ordinary Shares that may be issued to the Selling Shareholder pursuant to the FirstFire Note, (ii) 95,020 Ordinary Shares that may be issued pursuant to the FirstFire Warrant and (iii) 1,000 FirstFire Commitment Shares. FirstFire Global Opportunities Fund LLC is a limited liability company organized under the laws of the State of Delaware. Its business address is 1040 First Avenue, Suite 190, New York, NY 10022, and its email address is eli@firstfirecapital.com. Eli Fireman is the Managing Member of FirstFire Global Opportunities Fund LLC and has voting and disposition control over the Selling Shareholder Shares owned by FirstFire. We have been advised that neither FirstFire Global Opportunities Fund LLC nor Eli Fireman is a member of FINRA, an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

PLAN OF DISTRIBUTION

The 102,142,986 Selling Shareholder Shares offered by this prospectus are being offered for resale by Selling Shareholders. The Selling Shareholder Shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of resale, at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The resale of the Selling Shareholder Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Selling Shareholder Shares;

●	in other ways not involving market makers or established business markets, including direct resales to purchasers or resales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Selling Shareholder Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Selling Shareholder Shares may not be sold unless they have been registered or qualified for resale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Hudson Global Ventures, Dune and FirstFire are each an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Hudson Global Ventures, Dune and FirstFire have informed us that they intend to use one or more registered broker-dealers to effect resales, if any, of the Selling Shareholder Shares they have acquired or may acquire under the EPA, the Dune SPA, the FirstFire SPA and the related securities. Those resales will be made at prices and on terms then prevailing or at prices related to the then-current market price. The Selling Shareholders have informed us that each broker-dealer will receive commissions that will not exceed customary brokerage commissions.

Hudson is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). Dune and FirstFire may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

Brokers, dealers, underwriters or agents participating in the distribution of the Selling Shareholder Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Selling Shareholder Shares sold by any Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Selling Shareholder Shares sold by any Selling Shareholders may be less than or in excess of customary commissions. Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive from any purchasers of Selling Shareholder Shares sold by any Selling Shareholders.

We know of no existing arrangements between the Selling Shareholders or any other stockholder, broker, dealer, underwriter or agent relating to the resale or distribution of the Selling Shareholder Shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the Registration Statement to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, information relating to a particular resale of Selling Shareholder Shares offered by Hudson, Dune or FirstFire, including the names of any brokers, dealers, underwriters or agents participating in the distribution of Ordinary Shares by any Selling Shareholder, any compensation paid by any Selling Shareholder to those parties and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the resale of the Ordinary Shares covered by this prospectus by the Selling Shareholders.

We have agreed to indemnify the Selling Shareholders and certain other persons against certain liabilities in connection with the offering of Selling Shareholder Shares offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholders have agreed to indemnify us against liabilities under the Securities Act that may arise from written information furnished to us by any Selling Shareholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Selling Shareholders have represented to us that they and their respective agents, representatives and affiliates have not, prior to the date of the applicable transaction documents, engaged in or effected any short sale of the Selling Shareholder Shares that establishes a net short position with respect to those shares. The Selling Shareholders have agreed that during the term of the EPA, Dune SPA and FirstFire SPA, none of them, nor any of their respective agents, representatives or affiliates, will enter into or effect any such transactions, subject to applicable law and the terms of those documents.

We have advised the Selling Shareholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of the Selling Shareholder Shares offered by this prospectus have been sold by the Selling Shareholders.

The Selling Shareholder Shares are currently listed on the Nasdaq Capital Market under the symbol “VCIG.”

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses in US dollars, excluding placement agent fees and estimated offering expenses, expected to be incurred in connection with this offering by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates.

SEC registration fee	$27,368.46
Legal fees and expenses	$150,000
Accounting fees and expenses	$6,000.00
Miscellaneous expenses	$2,000.00
Total	$185,368.46

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP with respect to legal matters of United States federal securities law. The validity of the Ordinary Shares offered by this prospectus and legal matters as to BVI law only will be passed upon for us by Carey Olsen (BVI) L.P. Sichenzia Ross Ference Carmel LLP may rely upon Carey Olsen (BVI) L.P. with respect to matters governed by British Virgin Islands law only.

EXPERTS

Our consolidated financial statements as of and for the year ended December 31, 2025 included in this prospectus by incorporation by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2025, filed on July 15, 2026, have been audited by SFAI Malaysia PLT, an independent registered public accounting firm, as stated in its report appearing therein. The consolidated financial statements as of December 31, 2024 and for the years ended December 31, 2024 and 2023 were audited by WWC, P.C. Such financial statements are included in reliance upon the reports of those firms given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the British Virgin Islands, and our officers and directors are residents outside the United States. Moreover, a majority of our consolidated assets are located outside the United States. Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through our agent designated for that purpose. Nevertheless, substantially all of the consolidated assets owned by us are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. There is no treaty between the United States and the British Virgin Islands providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in the British Virgin Islands. There is uncertainty as to whether judgments of courts in the United States based upon the civil liability provisions of the federal securities laws of the United States would be recognized or enforceable in the British Virgin Islands. In making a determination as to enforceability of a judgment of the courts of the United States, the BVI courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in the BVI unless procured by fraud, or the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from British Virgin Islands or earlier foreign judgment(s) recognized in British Virgin Islands, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. BVI courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by BVI courts as being pursuant to foreign, penal, revenue or other public laws. Such a determination has yet to be made by a BVI court in a reported decision.

In addition, holders of book-entry interests in our shares will be required to exchange such interests for certificated shares and to be registered as shareholders in our shareholder register in order to have standing to bring a shareholder suit and, if successful, to enforce a foreign judgment against us, our directors or our executive officers in the BVI.

A holder of book-entry interests in our shares may become a registered shareholder of our Company by exchanging such holder’s interest in our shares for certificated shares and being registered in our shareholder register. The administrative process of becoming a registered shareholder could result in delays prejudicial to any legal proceeding or enforcement action.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Securities offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about our Securities. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The SEC maintains an internet website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the Commission are incorporated by reference in this prospectus:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed on July 15, 2026;

●	our reports of foreign private issuer on Form 6-K filed on January 23, 2026, January 25, 2026, February 11, 2026, February 18, 2026, February 25, 2026, March 3, 2026, March 9, 2026, March 17, 2026, April 17, 2026, May 21, 2026, May 27, 2026, May 28, 2026, June 2, 2026, June 3, 2026, June 26, 2026, August 3, 2026, August 20, 2026, August 20, 2026, September 30, 2026, October 16, 2026 and October 29, 2026;

●	the description of our Ordinary Shares which is registered under Section 12 of the Exchange Act, in our Registration Statement on Form 8-A, filed on March 31, 2023.

We also incorporate by reference all documents we file pursuant to Section 13 or Section 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13 or Section 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated herein by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Our website address is https://v-capital.co. Information contained in our website is not part of this prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

Suite 33.03 of Level 33, Menara Exchange 106
Lingkaran TRX, Tun Razak Exchange
55188 Kuala Lumpur, Malaysia
+603 3217 9898

VCI Global Limited

(Incorporated in the British Virgin Islands)

PROSPECTUS

Up to 102,142,986 Ordinary Shares

November 2, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a British Virgin Islands company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the British Virgin Islands courts as being contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association contain provisions that entitle the Company to indemnify against all expenses, including legal fees, and against all judgments fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person involved in legal proceeding by reason of the fact that the person is or was a director of the Company or the person, at the request of the Company, is or was serving as director, or any other capacity, of any other body corporate. The Company may only indemnify if the person acted honestly, in good faith, with a view to the best interest of the Company, and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. As a result of these provisions, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.

Item 7. Recent sales of unregistered securities.

In the last three years, the registrant has granted or issued the following securities of the registrant that were not registered under the Securities Act:

Unless otherwise indicated, all share numbers and per share prices set forth in this Item 7 give retroactive effect, as applicable, to the following reverse stock splits of our Ordinary Shares: (i) the 1-for-49 reverse stock split effected on November 5, 2024; (ii) the 1-for-20 reverse stock split effected on April 3, 2025; (iii) the 1-for-30 reverse stock split effected on September 16, 2025; (iv) the 1-for-60 reverse stock split effected on February 27, 2026; (v) the 1-for-15 reverse stock split effected on August 24, 2026; and (vi) the 1-for-18 reverse stock split effected on November 2, 2026. Any fractional shares resulting from these reverse stock splits were rounded up to the next whole share at the participant level.

(a) Issuances of Capital Stock.

On October 1, 2023, the Company issued 1 restricted Ordinary Share (representing 14,045 restricted Ordinary Shares originally issued at a value of $3.56 per share, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) to Outside The Box Capital Inc., as their consideration pursuant to a marketing agreement.

In January 2024, April 2024 and May 2024 we issued an aggregate of 1 Ordinary Share (representing 1,170,863 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) to our directors as compensation.

In March 2024, 1 Ordinary Share (representing 11,191,047 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to Sichenzia Ross Ference Carmel LLP as consideration for legal services rendered to the Company.

In April 2024, 1 Ordinary Share (representing 1,697,447 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to Exchange Listing, LLC as true-up shares at approximately $1.73 per share (before the reverse stock splits).

In May 2024, 1 Ordinary Share (representing 8,000,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to several third-party companies as prepayment for the development of proprietary software, including the Vendor and Customer Relationship Management system and Cloud Management Platform.

On July 2 and July 12, 2024, an aggregate of 1 Ordinary Share (representing 3,900,603 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to Boustead Securities LLC and Cogia GmbH as consideration for the acquisition of Socializer Messenger, a highly secure messaging platform.

In August 2024, we issued an aggregate 1 Ordinary Share (representing 227,762 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) to our directors as compensation.

In 2024, an aggregate of 1 Ordinary Share (representing 52,820,605 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49 (as applicable), 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to Codetext Limited as prepayment for services rendered to the Company.

On December 11, 2024, 1 Ordinary Share (representing 48,316 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to three independent directors as gratuity payments for their past services upon their resignation.

From January 1 to December 13, 2024, an aggregate of 1 Ordinary Share (representing 1,540,849 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-49 (as applicable), 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to executive directors and independent directors pursuant to their employment agreements.

From January 2 to January 7, 2025, an aggregate of 1 Ordinary Share (representing 4,822,810 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to CEO Dato’ Hoo Voon Him pursuant to securities purchase agreements.

From January 7, 2025 until September 29, 2025, an aggregate of 6 Ordinary Shares (representing 3,351,943 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-20 (as applicable), 1-for-30 (as applicable), 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued to management staff, executive directors and independent directors pursuant to their employment agreements.

On January 7, 2025, 1 Ordinary Share (representing 56,180 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to Carlson Thow pursuant to a legal consultancy services agreement.

On January 9, 2025, 1 Ordinary Share (representing 39,370 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) was issued to W Capital Markets Pte. Ltd. pursuant to an engagement letter to act as Arranger dated December 3, 2024.

On June 12, 2025, 4 Ordinary Shares (representing 1,522,288 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued to various investors as share pledges pursuant to a friendly loan agreement.

On June 26, 2025, 25 Ordinary Shares (representing 11,904,764 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued to various investors in exchange for a 20% ownership interest in Quantgold Data Group Limited.

From October 3, 2025 until October 22, 2025, 55 Ordinary Shares (representing 884,090 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued as referral fees in connection with the introduction of new clients.

On November 10, 2025, 55 Ordinary Shares (representing 880,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued to subscribe for Oobit tokens, the native utility token for the Oobit cryptocurrency.

On November 11, 2025, an aggregate of 388 Ordinary Shares (representing 6,274,169 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued to certain executive officers pursuant to the Employee Stock Ownership Plan.

On February 24, 2026, 760 Ordinary Shares (representing 12,300,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued to certain shareholders of Reveillon Group Limited as a deposit in connection with the Company’s right to acquire additional shares of Reveillon Group Limited.

On February 24, 2026, 1,093 Ordinary Shares (representing 17,700,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) were issued as referral fees in connection with the introduction of new projects and investors to the Group.

On March 11, 2026 and March 31, 2026, an aggregate of 13 Ordinary Shares (representing 3,270 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-15 and 1-for-18 reverse stock splits) were issued to Alex Chua Siong Kiat, an executive director, pursuant to his employment agreements.

On March 17, 2026, 2,632 Ordinary Shares (representing 710,509 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-15 and 1-for-18 reverse stock splits) were issued to certain executive officers pursuant to the Employee Stock Ownership Plan.

On April 6, 2026, 741 Ordinary Shares (representing 200,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-15 and 1-for-18 reverse stock splits) were issued to certain suppliers pursuant to commission agreements in connection with the referral of investors to the Group.

On April 30, 2026, 1,778 Ordinary Shares (representing 480,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-15 and 1-for-18 reverse stock splits) were issued to Brown Stone Capital Limited and Abri Advisory Limited as consideration for services rendered to the Company.

From May 20, 2026 until May 26, 2026, an aggregate of 6,868 Ordinary Shares (representing 1,854,135 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-15 and 1-for-18 reverse stock splits) were issued to CEO Dato’ Hoo Voon Him pursuant to private subscription agreements.

On June 3, 2026, 3,031 Ordinary Shares (representing 818,258 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-15 and 1-for-18 reverse stock splits) were issued to S2MA Capital to subscribe for Oobit tokens.

On September 24, 2026, the Company issued 1,000 Dune Commitment Shares (representing 18,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-18 reverse stock split) to Dune. On September 24, 2026, the Company issued 1,000 FirstFire Commitment Shares (representing 18,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-18 reverse stock split) to FirstFire.

These issuances of capital stock were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, as applicable, because they were made in transactions that did not involve a public offering. To the extent applicable, securities issued pursuant to a court-approved settlement were deemed exempt from registration under Section 3(a)(10) of the Securities Act. The recipients of such securities represented their intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

(b) Issuances of Warrants.

In March 2023, we issued a five-year warrant to purchase 1 Ordinary Share (representing 250,000 Ordinary Shares originally issuable at an exercise price of $4.00 per Ordinary Share, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) to Exchange Listing, LLC as part of their consulting compensation.

In January 2024, the Company issued Series A Warrants and Series B Warrants, each to purchase up to 1 Ordinary Share (representing 2,200,000 Ordinary Shares originally issuable at an exercise price of $1.25 per share, before giving retroactive effect to the 1-for-49, 1-for-20, 1-for-30, 1-for-60, 1-for-15 and 1-for-18 reverse stock splits). The Series A Warrants have a term of five years and the Series B Warrants have a term of 18 months. As of December 31, 2025, both the Series A and Series B Warrants have been fully exercised or written off.

On May 21, 2025, the Company issued an ELOC detachable warrant representing $20,250,000 to Alumni Capital LP. The ELOC was mutually terminated on December 11, 2025. As of December 31, 2025, warrants representing $1,680,505 remained outstanding under the ELOC warrant.

On August 13, 2025, in connection with the issuance of convertible notes to Alumni Capital LP, the Company issued detachable warrants representing an aggregate of $2,100,000.

On October 30, 2025, the Company issued pre-funded warrants to purchase up to 142 Ordinary Shares (representing 2,288,989 Ordinary Shares originally issuable, before giving retroactive effect to the 1-for-60, 1-for-15 and 1-for-18 reverse stock splits) in connection with a registered direct offering.

On September 23, 2026, in connection with the EPA, the Company issued to Hudson a five-year common stock purchase warrant to purchase 65,104 Ordinary Shares at an exercise price of $0.18 per share (representing 1,171,875 Ordinary Shares originally issuable at an exercise price of $0.01 per share, before giving retroactive effect to the 1-for-18 reverse stock split), subject to adjustment under the warrant.

On September 23, 2026, the Company issued a five-year Dune Warrant to purchase 31,639 Ordinary Shares to Dune at an exercise price of $36.00 per share (representing 569,500 Ordinary Shares originally issuable at an exercise price of $2.00 per share, before giving retroactive effect to the 1-for-18 reverse stock split). On September 23, 2026, the Company issued a five-year FirstFire Warrant to purchase 15,583 Ordinary Shares to FirstFire at an exercise price of $36.00 per share (representing 280,500 Ordinary Shares originally issuable at an exercise price of $2.00 per share, before giving retroactive effect to the 1-for-18 reverse stock split).

(c) Issuances of Convertible Securities and Related

On September 23, 2026, the Company issued to Dune a secured convertible promissory note with a principal amount of up to $850,000, a purchase price of up to $775,000, a one-time interest charge at 12% and 1,000 Dune Commitment Shares (representing 18,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-18 reverse stock split). On September 23, 2026, the Company issued to FirstFire Global Opportunities Fund LLC a secured convertible promissory note with a principal amount of up to $850,000, a purchase price of up to $775,000, a one-time interest charge at 12% and 1,000 FirstFire Commitment Shares (representing 18,000 Ordinary Shares originally issued, before giving retroactive effect to the 1-for-18 reverse stock split). The Dune and FirstFire Notes, warrants and commitment shares were issued or are issuable in transactions exempt from registration under Section 4(a)(2) of the Securities Act.

The issuances of the warrants, convertible securities and related securities described above were deemed or are expected to be exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, as applicable, because they were made or will be made in transactions that did not involve a public offering. The recipients of those securities represented or will represent their intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

Item 8. Exhibits and Financial Statement Schedules

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our combined and consolidated financial statements or the notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F (17 CFR § 249.220f) at the start of any delayed offering or throughout a continuous offering.

(5)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Memorandum and Articles of Association of the Registrant, incorporated by reference to Exhibit 3.1 to the F-1, as filed with the SEC on November 1, 2022
4.1	Tranche 1 Note (incorporated by reference to Exhibit 99.2 to the Registrant’s 6-K, filed on August 14, 2025)
4.2	Tranche 1 Warrant (incorporated by reference to Exhibit 99.3 to the Registrant’s 6-K, filed on August 14, 2025)
4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on October 31, 2025)
4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s 6-K, filed on October 31, 2025)
4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s 6-K, filed on November 12, 2025)
4.6**	Common Stock Purchase Warrant dated September 23, 2026 issued to Hudson Global Ventures, LLC
4.8**	Dune Warrants dated September 23, 2026 issued to Dune Equity Holdings LLC
4.9**	Dune Secured Promissory Note dated September 23, issued to Dune Equity Holdings LLC
4.10**	FirstFire Warrants dated September 23, 2026 issued to FirstFire Global Opportunities Fund LLC
4.11**	FirstFire Secured Promissory Note dated September 23, 2026 issued to FirstFire Global Opportunities Fund LLC
5.1**	Opinion of Carey Olsen (BVI) L.P., counsel to Registrant
5.2**	Opinion of Sichenzia Ross Ference Carmel LLP, counsel to Registrant
10.1	Securities Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s 6-K, filed on January 8, 2025)
10.2	Securities Purchase Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s 6-K, filed on January 8, 2025)
10.3	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on January 13, 2025)
10.4	Amended Modification Agreement between VCI Global Limited and Alumni Capital LP (incorporated by reference to Exhibit 10.1 to the Registrant’s 6-K, filed on January 22, 2025)
10.5*	Securities Purchase Agreement dated February 15, 2025
10.6*	Securities Purchase Agreement dated March 17, 2025
10.7	Amended Modification Agreement between VCI Global Limited and Alumni Capital LP (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on June 27, 2025)
10.8	Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on August 14, 2025)
10.9*	Securities Purchase Agreement dated October 30, 2025
10.10*	Securities Purchase Agreement dated November 10, 2025
10.11**	Equity Purchase Agreement dated September 23, 2026 between the Registrant and Hudson Global Ventures, LLC
10.12**	Registration Rights Agreement dated September 23, 2026 between the Registrant and Hudson Global Ventures, LLC
10.14	Business Separation Agreement, dated August 17, 2026, by and between VCI Global Limited and V Gallant Limited (incorporated by reference to Exhibit 99.1 to the Registrant’s 6-K, filed on August 20, 2026)
10.15**	Dune Securities Purchase Agreement dated September 23, 2026 between the Registrant and Dune Equity Holdings LLC
10.16	Dune Security Agreement dated September 23, 2026 between the Registrant and Dune Equity Holdings LLC
10.17**	FirstFire Securities Purchase Agreement dated September 23, 2026 between the Registrant and FirstFire Global Opportunities Fund LLC
10.18	FirstFire Security Agreement dated September 23, 2026 between the Registrant and FirstFire Global Opportunities Fund LLC
10.19*	Subscription Agreement dated May 20, 2026 between the Registrant and Dato’ Hoo Voon Him
10.20*	Subscription Agreement dated May 26, 2026 between the Registrant and Dato’ Hoo Voon Him
10.21	Share Sale Agreement dated June 2, 2026 between V Gallant Limited and Hong Kong Fine Technology Co., Limited (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed on June 2, 2026)
10.22*	Supplemental Agreement dated June 17, 2026 to the Share Sale Agreement dated June 2, 2026 between Hong Kong Fine Technology Co., Limited and V Gallant Limited
10.23*	Memorandum of Understanding dated December 19, 2025 between VCI Energy Sdn Bhd and Zhejiang Tianneng Energy Storage Technology Development Co., Ltd.
10.24*	Master Strategic Collaboration Agreement dated June 23, 2026 between V Gallant Limited and Omnia Nexus Group Limited (Certain personal information has been omitted pursuant to Item 601(a)(6) of Regulation S-K)
19.1	Insider Trading Policy (incorporated by reference to Exhibit 11.1 to the Registrant’s 20-F, filed on April 30, 2024)
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the F-1/A1, as filed with the SEC on November 29, 2022)
23.1	Consent of WWC, PC.
23.2**	Consent of Carey Olsen (BVI) L.P (included in Exhibit 5.1)
23.3	Consent of SFAI Malaysia PLT.
23.4**	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.2)
97.1+	Clawback Policy (incorporated by reference to Exhibit 99.7 to the Registrant’s 20-F, filed on April 30, 2024)
107	Filing Fee Table

+	Indicates a management contract or compensatory plan.
*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kuala Lumpur, Malaysia on November 2, 2026.

VCI GLOBAL LIMITED

By:	/s/ Victor Hoo
Victor Hoo
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Victor Hoo	Chairman and Chief Executive Officer	November 2, 2026
Victor Hoo	(Principal Executive Officer)

/s/ Ang Zhi Feng	Chief Financial Officer	November 2, 2026
Ang Zhi Feng	(Principal Accounting and Financial Officer)

/s/ Lee Tze Wee	Director	November 2, 2026
Lee Tze Wee

/s/ Ng Mun Huat	Director	November 2, 2026
Ng Mun Huat

/s/ Michael Puah	Director	November 2, 2026
Michael Puah